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                                                                    Exhibit 11.1

                         NUKO Information Systems, Inc.

Computation of Net Loss per Share for the Three Month Period Ended March 31


                                                       1996              1995
                                                  -----------       -----------
PRIMARY LOSS PER SHARE

    Net loss for period                           $(3,439,625)      $  (440,987)
                                                  ===========       ===========

    Shares outstanding at the beginning             9,128,418         5,413,941
    of the period

    Weighted average effect of shares                 433,846            35,334
    issued during period

    Weighted average effect of warrants                75,824                --
    exercised in the period

    Weighted average effect of share               (1,457,486)               --
    subscriptions paid in the period

    Weighted average effect of shares                      --             3,568
    issued for services

    Weighted average effect of debt to                     --             8,831
    equity conversion

    Weighted average effect of share
    subscriptions (excluded due to anti-
    dilutive effect)                                       --        (3,014,347)
                                                  -----------       -----------
    Weighted average shares outstanding
    for the period                                  8,180,602         2,447,327
                                                  ===========       ===========
             Primary loss per share               $     (0.42)      $     (0.18)
                                                  ===========       ===========


FULLY DILUTED LOSS PER SHARE

         This computation was not made as the result is anti-dilutive due to the Company having incurred net losses for the periods.